Exhibit 99.1

Joe’s Jeans Reports Net Sales of $21.2 Million for First Quarter 2011

LOS ANGELES--(BUSINESS WIRE)--April 11, 2011--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the first quarter ended February 28, 2011. Highlights were:

  For the first quarter ended February 28, 2011, net sales declined to $21.2 million;
  First quarter retail sales increased 105% to $3.7 million;
  Gross margins remained steady at 49%; and
  The Company generated operating income of $523,000 for the first quarter of fiscal 2011.

For the first quarter ended February 28, 2011, overall net sales were $21.2 million compared to $23.2 million from the prior year comparative period, or a 9% decrease. Our overall gross profit was $10.4 million compared to $11.4 million from the prior year comparative period, or a 9% decrease. Our overall gross margins were 49% and operating expenses were $9.9 million in current and prior year comparative period. We generated operating income of $523,000 compared to $1.4 million in the prior year comparative period.

Wholesale

Net sales for our wholesale segment in the first quarter of fiscal 2011 decreased to $17.5 million compared to $21.4 million in the first quarter of fiscal 2010. Within our wholesale business, our men’s sales channel experienced growth, while women’s and international decreased from the prior year comparative quarter. Marc Crossman, President and Chief Executive Officer, commented, “Our first quarter of fiscal 2011 continued to have tough comparables against last year’s successful Jean Legging.” Crossman continued, “Due to our decline in women’s wholesale sales, we made mid-stream changes to the Spring line and, as a result, our sell-throughs have improved substantially. Our men’s business continues to increase as our denim and other product offerings resonate well with our customers.” Gross margins for our wholesale segment were 45.1% compared to 47.6% largely as a result of dilution from higher returns as we rebalanced the inventory on our retailers’ floors. Wholesale operating expense declined by $522,000 to $3.5 million on a year over year basis. This decline is attributable to reduced sample costs, a decrease in our facilities and distribution expenses and lower sales commissions. Accordingly, despite these cost cutting measures, our wholesale operating income declined to $4.4 million in the first quarter of fiscal 2011 compared to $6.2 million in the prior year comparative period.

Retail

Net sales from our retail segment in the first quarter of fiscal 2011 increased 105% to $3.7 million compared to $1.8 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution from growing our store base from six to 18 in the comparative periods. Gross margins for our retail segment were 68% compared to 66% in the respective comparative periods. Our overall retail gross margins increased as a result of less promotional activity this quarter compared to a year ago. Retail operating expense increased as a result of additional store payroll and rent costs associated with operating 18 retail stores compared to six in the prior year period and pre-opening costs associated with new stores. As a result, our retail operating loss was $119,000 compared to $12,000 a year ago.

Corporate and Other

For the first quarter of fiscal 2011, our corporate and other expenses were $3.8 million compared to $4.8 million a year ago. Corporate and other expenses decreased due to advertising expenses in the first quarter of fiscal 2010 that we did not have in the first quarter of fiscal 2011.

The Company will host a conference call on Monday, April 11, 2011 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the first quarter ended February 28, 2011.

To access the live call, please dial (866) 202-4683 (U.S.) or (617) 213-8846 (International). The conference ID number and participant passcode is 35076231 and is entitled the “Q1 2011 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:30 p.m. Eastern Time on April 11, 2011 until 11:59 p.m. Eastern Time on April 18, 2011 by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (international) and using the conference passcode 25967640. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	February 28, 2011	February 28, 2010
	(unaudited)
Net sales	$21,180	$23,184
Cost of goods sold	10,795	11,818
Gross profit	10,385	11,366

Operating expenses
Selling, general and administrative	9,589	9,734
Depreciation and amortization	273	213
	9,862	9,947
Operating income	523	1,419
Interest expense	125	91
Income before provision for taxes	398	1,328
Income taxes	208	634
Net income	$190	$694

Earnings per common share - basic	$0.00	$0.01

Earnings per common share - diluted	$0.00	$0.01

Weighted average shares outstanding
Basic	63,697	61,034
Diluted	64,617	63,133

The following table sets forth certain segment information for the three months ended February 28, 2011 and 2010, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
Segment Results
(in thousands)

	Three months ended
	February 28, 2011	February 28, 2010
	(unaudited)
Net sales:
Wholesale	$17,497	$21,386
Retail	3,683	1,798
	$21,180	$23,184

Gross Profit:
Wholesale	$7,893	$10,188
Retail	2,492	1,178
	$10,385	$11,366

Operating income (loss):
Wholesale	$4,441	$6,214
Retail	(119)	(12)
Corporate and other	(3,799)	(4,783)
	$523	$1,419

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Joe’s® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the Company's ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations, which access may be adversely impacted by a number of factors, including the reduced availability of credit generally and the substantial tightening of the credit markets, including lending by financial institutions, who are sources of credit for the Company, the recent increase in the cost of capital, the level of the Company's cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s third party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu, 323-837-3700 x 304